Exhibit 21.1

Subsidiaries of Registrant

Guidance Software, Inc.

Guidance Software Australia, Pty Ltd.

Guidance Software Singapore Pte. Limited

Guidance Software Japan, K.K.

Guidance-Tableau LLC

CaseCentral, Inc.